EXHIBIT 99.1

News Release	AmSouth Bancorporation
Post Office Box 11007
Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	(News Media)	Rick Swagler	(205) 801-0105
	(Investment Community)	List Underwood	(205) 801-0265

AmSouth Announces Lifting of Enforcement Action

BIRMINGHAM, Ala., April 20, 2006 – AmSouth Bancorporation (NYSE: ASO) announced today that the Federal Reserve Bank of Atlanta and the State of Alabama Banking Department have terminated the Cease and Desist Order entered into with AmSouth Bancorporation and AmSouth Bank in October 2004. The order related to the bank’s obligation to detect and report suspicious activity under the Bank Secrecy Act. AmSouth has implemented new policies and procedures to ensure compliance with the Bank Secrecy Act, reviewed account activity, increased employee training, and taken other steps to strengthen internal controls. As a result, AmSouth has an effective compliance program in place and is committed to maintaining it.

“I commend our employees for their outstanding efforts in implementing this program quickly and effectively. It is due to their hard work and dedication that we have an industry-leading compliance program,” said Dowd Ritter, AmSouth’s chairman, president and chief executive officer.

About AmSouth

AmSouth is a regional bank holding company with $53 billion in assets, more than 680 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.